UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
 (RULE 14a-101)
 INFORMATION REQUIRED IN
PROXY STATEMENT
 SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934
(Amendment No.     )

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Jefferies Financial Group

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Notice of Change to our Annual Meeting of Shareholders

March 18, 2020

Dear Fellow Shareholders,

Due to the current coronavirus crisis, the site that was going to host our Annual Meeting has closed until May 10, 2020. We support that move and wish to protect the health and well-being of our shareholders and partners. For that reason, we are arranging a Virtual Meeting participation plan for our 2020 Annual Meeting of Shareholders on Friday, April 17, 2020 at 10:00 a.m. New York City time. We might be able to find a physical location for those folks who wish to participate in person, but that is very unlikely under the current circumstances and at this late date. We will update you should one become available.

Until further notice, though, shareholders should plan to participate in our Annual Meeting virtually. This online option is available at www.virtualshareholdermeeting.com/JEF2020.

As disclosed in our original proxy materials for the Annual Meeting, you or your representatives are entitled and encouraged to participate in our Annual Meeting if you were a shareholder of record at the close of business on February 20, 2020.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/JEF2020, you must enter the control number supplied. If applicable, you may vote online during the Annual Meeting by following the instructions available on the meeting website during the meeting.

Please accept our most sincere gratitude for your investment and partnership with us. We genuinely hope you will be become a Virtual Meeting participant at our Annual Meeting. Again, if you are not able to participate, we ask you to vote by proxy in support of our recommendations. Our original proxy materials contained necessary information about the matters on which we are asking you to vote. We would encourage you to get your proxies in as early as possible to avoid coronavirus-related processing delays.

The Jefferies team will address any questions you may have. Thank you again for your support.

Sincerely,

The Jefferies Board of Directors